Filed pursuant to 424(b)(3)
Registration No. 333-229136
BLACK CREEK INDUSTRIAL REIT IV INC.
SUPPLEMENT NO. 10 DATED JANUARY 13, 2020
TO THE PROSPECTUS DATED SEPTEMBER 5, 2019
This prospectus supplement (“Supplement”) is part of and should be read in conjunction with the prospectus of Black Creek Industrial REIT IV Inc., dated September 5, 2019 (the “Prospectus”), as supplemented by Supplement No. 1, dated September 13, 2019, Supplement No. 2, dated October 10, 2019, Supplement No. 3, dated October 15, 2019, Supplement No. 4, dated October 17, 2019, Supplement No. 5, dated November 1, 2019, Supplement No. 6, dated November 15, 2019, Supplement No. 7, dated November 22, 2019, Supplement No. 8, dated December 10, 2019 and Supplement No. 9, dated December 13, 2019. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.
Status of Investments in Real Estate
As of December 31, 2019, we owned and managed a real estate portfolio that included properties with an aggregate total purchase price of approximately $885.3 million, comprised of 45 industrial buildings totaling 8.5 million square feet located in 13 markets throughout the U.S., with 103 customers, and was 98.7% occupied (100.0% leased) with a weighted-average remaining lease term (based on square feet) of 4.6 years.
Additionally, we have entered into a contract to acquire an industrial building with a purchase price of approximately $9.5 million, totaling 0.1 million square feet. Including all owned and managed properties, and assuming that we complete the acquisition under contract, our real estate portfolio will include properties with an aggregate purchase price of approximately $894.8 million, comprised of 46 industrial buildings totaling 8.6 million square feet with 103 customers and will be 97.1% occupied (98.3% leased) with a weighted-average remaining lease term (based on square feet) of 4.6 years. The occupied rate reflects the square footage with a paying customer in place. The leased rate reflects the square footage with a paying customer in place, as well as additional square footage with leases in place that have not yet commenced. There is no assurance that we will complete the acquisition of the property under contract.

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